Exhibit 1.A(6)(i)

For office use only
FILED DONETTA DAVIDSON COLORADO SECRETARY OF STATE
20011222568 C $ 25.00 SECRETARY OF STATE

11-21-2001  12:55:38

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:  The name of the corporation is Security Life of Denver Insurance Company

SECOND:  The following amendment to the Articles of Incorporation was adopted on November 12, 2001, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

No shares have been issued or Directors Elected - Action by Incorporators

No shares have been issued but Directors Elected - Action by Directors

Such amendment was adopted by the board of directors where shares have been issued and shareholder action was not required.

X	Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

THIRD:  If changing corporate name, the new name of the corporation is PLEASE SEE ATTACHED AMENDMENT

FOURTH:  The manner, if not set forth in such amendment, in which any exchange, reclassification , or cancellation of issued shares provided for in the amendment shall be effect, is as follows:

If these amendments are to have a delayed effective date, please list that date:  N/A
            (Not to exceed ninety (90) days from the date of filing)

Security Life of Denver Insurance Company

Signature	/s/ Paula Cludray-Engelke
Title	Paula Cludray-Engelke Secretary

Revised 7/95

UNANIMOUS WRITTEN ACTION
IN LIEU OF A SPECIAL MEETING OF
THE SOLE SHAREHOLDER OF

SECURITY LIFE OF DENVER INSURANCE COMPANY

The undersigned, being the sole Shareholder of Security Life of Denver Insurance Company, (the "Company") in lieu of a special meeting of the Shareholder of the Company, as permitted by Section 7-107-106 of the Colorado Revised Statutes does hereby waive notice of the time, place and purpose of the special meeting of the Shareholder of the Company and does hereby consent to the adoption of the following resolution which shall have the same force and effect as a unanimous resolution taken at a duly called and held meeting of the Shareholder:

    RESOLVED, That Article II of the June 26, 1995 Restated Articles of Incorporation of the Company be, and it hereby is amended to read as follows:

The purposes and general nature of the business of the Company are to engage in those business activities in which a life insurance company incorporated under the laws of the State of Colorado may from time to time engage in, including, without limitation, guaranteed investment contracts and funding agreements.

    RESOLVED, That the President and Secretary be, and they hereby are, authorized and directed to execute and acknowledge a Certificate embracing the foregoing resolution amending the Restated Articles of Incorporation and to cause the Restated Articles to be filed in the manner required by the laws of the State of Colorado.

    RESOLVED, That the proper officers of the Company be, and they hereby are, directed to undertake all actions which may be necessary or proper to effect such amendment of the Restated Articles of Incorporation of the Company, including seeking all necessary approvals from the Commissioner of Insurance of the State of Colorado and as otherwise may be necessary or proper to effect such amendment.

    IN WITNESS WHEREOF, the Shareholder, by its duly authorized officer, hereby gives its consent to take effect November 15, 2001.

ING AMERICA INSURANCE HOLDING, INC.

By:	/s/ B. Scott Burton
B. Scott Burton
Corporate General Counsel and Assistant Secretary